Exhibit (j)

              CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED
                             PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the caption "Financial Highlights" in the DWS Dreman Financial Services Fund's (formerly Scudder-Dreman Financial Services Fund) (the "Fund") Class A, Class B and Class C Shares Prospectus and "Independent Registered Public Accounting Firms" and "Financial Statements" in the Fund's Class A, Class B and Class C Shares Statement of Additional Information, and to the incorporation by reference in Post-Effective Amendment Number 16 to the Registration Statement (Form N-1A, No. 333-43815) of our report dated January 20, 2006, on the financial statements and financial highlights of the Scudder-Dreman Financial Services Fund, included in the Fund's Annual Report dated November 30, 2005.



                                            /s/ERNST & YOUNG LLP



Boston, Massachusetts
February 23, 2006